EX-99.d.1.i

AMENDMENT NO. 5 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE GROUP EQUITY FUNDS IV and DELAWARE MANAGEMENT COMPANY, a series of Macquarie Investment Management Business Trust (the “Investment Manager”), amended as of the 28th day of April, 2023, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Mid Cap Growth Equity Fund (formerly Delaware Smid Cap Growth Fund)	January 4, 2010	0.75% on first $500 million 0.70% on next $500 million 0.65% on next $1.5 billion 0.60% on assets in excess of $2.5 billion
Delaware Healthcare Fund	January 4, 2010	0.85% on first $500 million 0.80% on next $500 million 0.75% on next $1.5 billion 0.70% on assets in excess of $2.5 billion
Delaware Small Cap Growth Fund	June 30, 2016	0.75% on first $500 million 0.70% on next $500 million 0.65% on next $1.5 billion 0.60% on assets in excess of $2.5 billion
Delaware Covered Call Strategy Fund	July 19, 2019	0.80% on the first $300 million 0.75% on next $200 million 0.70% on next $500 million 0.65% on next $1 billion 0.60% on next $1 billion 0.55% on assets in excess of $3 billion
Delaware Global Equity Fund	July 19, 2019	0.85% on first $500 million 0.80% on next $500 million 0.75% on next $1.5 billion 0.70% on assets in excess of $2.5 billion
Delaware Growth and Income Fund	July 19, 2019	0.65% on first $500 million 0.60% on next $500 million 0.55% on next $1.5 billion 0.50% on assets in excess of $2.5 billion
Delaware Hedged U.S. Equity Opportunities Fund	July 19, 2019	1.15% on the first $100 million 1.10% on next $400 million 1.05% on next $500 million 1.00% on next $1 billion 0.95% on next $1 billion 0.90% on assets in excess of $3 billion
Delaware Opportunity Fund	July 19, 2019	0.75% on first $500 million 0.70% on next $500 million 0.65% on next $1.5 billion 0.60% on assets in excess of $2.5 billion
Delaware Premium Income Fund	July 19, 2019	0.80%

DELAWARE MANAGEMENT COMPANY, A series of Macquarie Investment Management Business Trust		DELAWARE GROUP EQUITY FUNDS IV

By:	/s/ David F. Connor	By:	/s/ Shawn K. Lytle
Name:	David F. Connor	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer